Exhibit 8.1

April 18, 2011

Boards of Directors
First Connecticut Bancorp, Inc. (Connecticut)
First Connecticut Bancorp, Inc. (Maryland)
One Farm Glen Boulevard
Farmington, Connecticut  06032

Ladies and Gentlemen:

You have requested our opinion regarding the material federal, Connecticut, and Maryland income tax consequences that will result from the conversion of First Connecticut Bancorp, Inc., a Connecticut mutual holding company incorporated on November 18, 2005, into a Maryland capital stock holding company pursuant to the Banking Law of Connecticut, Conn. Gen. Stat. § 36a-197, and the subsequent issuance of shares in a public offering by such Maryland capital stock holding company.  The Conversion is to be effected by the integrated transactions described in the Plan of Conversion and Reorganization of First Connecticut Bancorp, Inc.) and Farmington Bank, dated January 25, 2011, and Amended and Restated as of March 22, 2011, adopted  by the Boards of Directors of First Connecticut Bancorp, Inc., (Connecticut) and Farmington Bank (the “Plan”).

Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

Current Structure

First Connecticut Bancorp, Inc. (Connecticut) (the “Mutual Holding Company”) owns one hundred percent (100.0%) of the outstanding shares of Farmington Bank, (the “Bank”), a Connecticut-chartered capital stock bank.  The Mutual Holding Company is organized pursuant to a mutual form of organization without authority to issue capital stock.  Under Connecticut law, the depositors of the Bank (the “Depositors”) have the right to receive, upon the solvent liquidation of the Mutual Holding Company, an amount representing the surplus of the Mutual Holding Company.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
April 18, 2011

Description of Proposed Transaction

The major steps of the Plan are as follows, such steps to occur in the following sequence, each step to occur immediately after the occurrence of the prior step:

(i)          First Connecticut Bancorp, Inc. (Maryland) (the “Holding Company”), was organized on January 27, 2011, pursuant to the Maryland General Corporation Law, to act as a capital stock holding company as further described below.  Pursuant to the Connecticut Business Corporation Act, Farmington Holdings, Inc. (the “Mid-Tier Holding Company”), will be organized as a capital stock holding company as further described below.  The Mid-Tier Holding Company will be formed solely to effectuate the Conversion.  The Mid-Tier Holding Company will have no significant assets or capitalization unrelated to the Conversion and will not engage in any business or other activities except in connection with the Conversion and any related transactions.

(ii)          The Mutual Holding Company will contribute to the Mid-Tier Holding Company one hundred percent (100.0%) of the Bank Common Stock held by the Mutual Holding Company.

(iii)          The Mutual Holding Company will merge with and into the Mid-Tier Holding Company pursuant to the Banking Law of Connecticut, Conn. Gen. Stat. § 36a-194(b), with the Mid-Tier Holding Company as the surviving entity (the “Mutual Holding Company Merger”).  The shares of the Mid-Tier Holding Company held by the Mutual Holding Company immediately prior to this merger will be extinguished in the merger.  As a consequence of the merger, the Depositors will constructively receive liquidation interests in the Mid-Tier Holding Company (the “Mutual Holding Company Merger Consideration”) in exchange for their interests in the Mutual Holding Company.

(iv)          The Mid-Tier Holding Company will merge with and into the Holding Company pursuant to the Connecticut Business Corporation Act, Conn. Gen. Stat. § 33-815 and Maryland Code § 3-102, of the General Corporation Law, with the Holding Company as the surviving entity (the “Mid-Tier Holding Company Merger”).  Upon the Mid-Tier Holding Company Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Depositors will, by operation of law be exchanged for an interest in the Liquidation Account (the “Mid-Tier Merger Holding Company Consideration”).  As a result of this merger, Bank becomes the wholly-owned subsidiary of Holding Company.

(v)          The Holding Company will complete the offer and sale of shares of Conversion Stock in descending order or priority to (i) Eligible Account Holders, (ii) Tax-Qualified Employee Stock Benefit Plans, and (iii) Supplemental Eligible Account Holders, if any, and (iv) to the extent shares not subscribed for by the foregoing classes of Persons, will be offered to certain members of the public through a Community Offering, Syndicated Community Offering, or a Public Offering (or a combination thereof) .

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
April 18, 2011

(vi)          The Holding Company will contribute at least fifty percent (50.0%) of the net proceeds of the Offering to the Bank in a constructive exchange for the Bank Liquidation Account.

Our Review of the Proposed Transaction

In connection with the issuance of this letter, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion.  In our examination, we reviewed the Plan, the registration statement filed by Holding Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the applications to the Connecticut Department of Banking and the Federal Reserve Board.  In addition, you provided us with a letter from RP Financial LC to you stating its belief as to certain valuation matters described below.

We have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures.  We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and on which we have relied.

Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

Representations

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company, the Mid-Tier Holding Company, Bank, and Holding Company, as set forth in the certificates for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities, incorporated herein by reference.

SCOPE OF THE OPINION

Our opinions in this letter are limited to those specifically set forth herein under the heading Opinions.  The opinions are rendered only with respect to the specific facts and representations set forth herein.  We express no opinion with respect to any other federal, state, local, or foreign tax or any legal aspect of the transaction described herein.  No inference should be drawn regarding any matter not specifically opined on below.

In rendering our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Code, the Treasury Regulations thereunder, the General Statutes of Connecticut, the Maryland Code, and judicial and administrative interpretations thereof -- all as of the date of this letter.  These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions.  We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
April 18, 2011

These opinions are not binding on the Internal Revenue Service, the Connecticut Department of Revenue Services, the Treasury Department of Maryland, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

We are rendering these opinions to the Boards of Directors of each of the following corporations:  First Connecticut Bancorp, Inc. (formed pursuant to Connecticut Business Corporation Act on November 18, 2005); First Connecticut Bancorp, Inc. (formed pursuant to Maryland General Corporation Law on January 27, 2011); Farmington Holdings, Inc.; and Farmington Bank (together, the “Boards of Directors”).  This opinion may not be included in any document available to any third parties, or be incorporated by reference in any document available to such third parties, without our express written consent.

The opinions set forth herein are rendered as of the effective date of the Registration Statement.

Opinions

In our opinion,

1.       The Mutual Holding Company Merger and the Mid-Tier Holding Company Merger will together constitute a mere change in identity, form or place of organization of the Mutual Holding Company, and together such mergers will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.  Neither the Mid-Tier Holding Company nor Holding Company will recognize gain or loss as a result of such mergers.

2.       None of the Mutual Holding Company, Holding Company, eligible deposit account holders nor supplemental eligible deposit account holders, will recognize any gain or loss on the transfer of the assets of the Mutual Holding Company to the Mid-Tier Holding Company in constructive exchange for a liquidation interest established in the Mid-Tier Holding Company for the benefit of such persons who remain depositors of the Bank.

3.       Eligible deposit account holders and supplemental eligible deposit account holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in the Mid-Tier Holding Company for the liquidation accounts in Holding Company and the Bank.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
April 18, 2011

4.       No gain or loss will be recognized by eligible deposit account holders or supplemental eligible deposit account holders upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock.  Eligible deposit account holders and supplemental eligible deposit account holders will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

5.       It is more likely than not that no gain or loss will be recognized by eligible deposit account holders and supplemental eligible deposit account holders upon the constructive distribution to them of such rights in the liquidation accounts as of the effective date of the merger of the Mid-Tier Holding Company with and into Holding Company.

6.       The basis of the assets of the Mutual Holding Company and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period in such assets in the hands of the Mutual Holding Company immediately before the exchange.

7.       The basis of the assets of the Mid-Tier Holding Company and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period in such assets in the hands of the Mutual Holding Company immediately before the exchange.

8.       It is more likely than not that the basis of the shares of Holding Company common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price.  The holding period of Holding Company common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

9.       No gain or loss will be recognized by Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering.

In each instance above in which we opine that no gain or loss will be recognized, such opinion applies to gain or loss that would constitute (a) gross income pursuant to section 61 of the Code, (b) gross income pursuant to section 12-213(a)(9) of the General Statutes of Connecticut, (c) adjusted gross income pursuant to section 12-701(a)(19) of the General Statutes of Connecticut, and (d) Maryland taxable income pursuant to Maryland Code section 10-101(i) of the Tax – General Article.

With respect to items 4 and 8 above, we note that RP Financial stated its belief to you in a letter dated January 26, 2011, that the subscription rights will have no ascertainable value at the time they are issued, which they based on the fact that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.  We also note that the IRS has not in the past concluded that subscription rights have value.  If the subscription rights granted to eligible deposit account holders and supplemental eligible deposit account holders are deemed to have an economic value, receipt of these rights could result in taxable gain to those eligible deposit account holders and supplemental eligible deposit account holders who exercise the subscription rights.  Eligible deposit account holders and supplemental eligible deposit account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
April 18, 2011

With respect to item 5 above, we note that RP Financial stated its belief to you in an additional letter dated January 25, 2011, that the benefit provided by the Bank’s obligation in support of the Depositors’ liquidation rights in Holding Company, in the event the Holding Company lacks sufficient net assets, does not have any economic value.  RP Financial’s belief is consistent with the facts that:  (i) there is no history of any holder of an interest in a liquidation account receiving a payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each eligible deposit account holder and supplemental eligible deposit account holder will be reduced as their deposits in the Bank are reduced; and, (iv) the liquidation account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the liquidation account.  We also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985), stated the following:

“The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares.  Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed:  “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.”  Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).”

If such rights are subsequently found to have an economic value, income may be recognized by each eligible deposit account holder or supplemental eligible deposit account holder in the amount of such fair market value as of the date of the conversion.

Sincerely,

/s/ Hinckley, Allen & Snyder LLP

Hinckley, Allen & Snyder, LLP

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
April 18, 2011

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Federal Reserve Board and with the Connecticut Department of Banking and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC.  We also consent to the references to our firm in relation to this opinion in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal and Tax Matters.”

Sincerely,

/s/ Hinckley, Allen & Snyder LLP

Hinckley, Allen & Snyder, LLP